UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

GLADSTONE INVESTMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On Monday, July 29, 2013, Gladstone Investment Corporation (the “Company”) mailed a letter to certain of its stockholders of record as of June 10, 2013 in connection with its 2013 Annual Meeting, urging those stockholders to cast their votes on the proposals described in the Company’s Definitive Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission on June 21, 2013. The text of the letter is attached below.

July 29, 2013

Dear Stockholder:

We recently sent you the Definitive Proxy Statement (the “Proxy Statement”) for the 2013 Annual Meeting of Stockholders of Gladstone Investment Corporation (the “Company”), which is scheduled to be held on Thursday, August 8, 2013 at 11:00 a.m. Eastern Daylight Time at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia, 22102.

You are receiving this mailing because our records indicate that as of June 10, 2013, the “Record Date” for the annual meeting, you held over 10,000 shares and we have not yet received your vote. As a stockholder on the Record Date, you are entitled to vote on the following matters that are scheduled for a vote at the annual meeting:

1)	Election of directors; and

2)	Approval of a proposal to authorize the Company to issue and sell shares of its common stock (during the 12 months following the annual meeting) at a price below its then-current net asset value (“NAV”), subject to certain limitations delineated in the Proxy Statement (the “NAV Proposal”).

The NAV Proposal must be approved by each of the following: (1) a majority of the outstanding common stock and preferred stock, voting together as a single class (“outstanding voting securities”); and (2) a majority of the outstanding voting securities that are not held by affiliated persons of the Company. For purposes of the NAV proposal, a majority of the outstanding voting securities means the vote of the lesser of: (1) 67% or more of the voting securities of the Company present at the annual meeting, if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (2) more than 50% of the outstanding voting securities of the Company. Each abstention will have the same effect as an “against” vote for this proposal, therefore, it is very important that you vote your shares “FOR” the NAV Proposal.

As the Company announced in the enclosed press release, two leading independent proxy advisory firms, Institutional Shareholder Services Inc. and Glass, Lewis & Co., LLC, each recommended that the Company’s stockholders vote “FOR” all proposals in the Proxy Statement, including the NAV Proposal.

The Company’s Board of Directors also recommends that you vote FOR all proposals in the Proxy Statement. Your vote is important to us. Please help us avoid the costs of further solicitation by taking a few moments to vote your shares today if you have not done so already. For your convenience, we have enclosed a duplicate proxy card and instructions for voting by telephone or Internet that you may use to vote your shares.

If you have any questions or need any assistance voting your shares, please call the Company’s proxy solicitor, Georgeson Inc., toll-free, at 1-(800)-790-6795. Thank you for your prompt attention to this extremely important matter.

Sincerely,

David Gladstone

Chairman and Chief Executive Officer